EXHIBIT C
Directors and Executive Officers of Efalar Inc.
     The name, residence of business address, citizenship and present principal occupation or employment of Efalar’s directors and executive officers, and the name, and principal business of the corporation (if other than Efalar) in which such employment is conducted, are as follows:
Jean-Jacques Gauthier
61, Rue des Belles Feuilles
B.P. 75782 Paris Cedex 16, France
French citizen
Executive Vice-President, Aggregates and Concrete of Lafarge S.A.
Director
Michel Bisiaux
61, Rue des Belles Feuilles
B.P. 75782 Paris Cedex 16, France
French citizen
General Counsel and Corporate Secretary of Lafarge S.A.
Director
Benjamin Dornic
61, Rue des Belles Feuilles
B.P. 75782 Paris Cedex 16, France
French citizen
Assistant General Counsel of Lafarge S.A.
Director

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